WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                                                                   Exhibit 27
                   The First Republic Corporation of America
                               and Subsidiaries

                           Financial Data Schedule

                   At June 30, 1994 and for Year then ended
                                  June 30, 1994


                              Item Description
Cash and cash items                                      $1,316,144

Marketable securities                                     -

Notes and accounts receivable-trade                       5,647,090

Allowances for doubtful accounts                          153,180

Inventory                                                 4,731,545

Total current assets                                      13,975,355

Property, plant and equipment                             69,431,186

Accumulated depreciation                                  29,276,551

Total assets                                              80,163,628

Total current liabilities                                 9,412,274

Bonds, mortgages and similar debt                         23,870,298

Preferred stock-mandatory redemption                      -

Preferred stock-no mandatory redemption                   -

Common stock                                              1,175,261

Other stockholder's-equity                                41,088,455

Total liabilities and stockholders' equity                80,163,628

Net sales of tangible products                            23,717,207

Total revenues                                            46,702,373

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Cost of tangible goods sold                               20,704,424

Total costs and expenses applicable to sales and revenues 22,606,782

Other costs and expenses                                   -

Provision for doubtful accounts and notes                  150,000

Interest and amortization of debt discount                 2,248,497

Income before taxes and other items                        1,142,670

Income tax expense                                         1,055,000

Income continuing operations                               87,670

Discontinued operations                                     -

Extraordinary items                                        300,000

Cumulative effect-changes in accounting principles         1,173,000

Net income or loss                                         1,560,670

Earnings per share-primary                                 2.31

Earnings per share-fully diluted                           2.31



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